Exhibit 99.1

News Release

Contacts:
Media	Investor Relations
Rob Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL ANNOUNCES CHANGE IN PENSION ACCOUNTING
AND PLANS FOR 2011 PENSION FUNDING

•	Company Adopting Mark-to-Market (MTM) Method of Accounting for Pension Expense
	–	Change Effective Fourth Quarter 2010 and Applied Retrospectively
•	With New Accounting, ~$7.5 Billion Deferred Losses Accounted for in 2010 and Prior Periods
	–	2010 EPS Now Estimated to be ~$1.86 Including MTM Adjustment
•	2011 Pension Expense Guidance Reduced by $1 Billion Utilizing MTM Accounting
	–	Earnings Guidance Will Exclude Any Potential MTM Adjustment
•	No Change to Underlying Operating Earnings, Cash Flow, or Pension Funded Status
	–	Company Plans Additional Cash Pension Funding of $1 Billion in 2011

     MORRIS TOWNSHIP, NJ, November 16, 2010 -- Honeywell (NYSE: HON) today announced that it is changing its policy for recognizing pension expense from its current accounting that smooths asset returns and amortizes deferred gains and losses over a number of years. The new accounting, referred to as mark-to-market (MTM), recognizes those gains and losses in the period incurred. The company believes the new policy is preferable and will improve transparency of its underlying operational performance and the various elements and drivers of pension expense.

Pension Accounting Change

     Honeywell currently calculates its pension expense utilizing a three-year smoothing of asset gains and losses, and amortizes asset and actuarial gains and losses outside the corridor over six years (where the corridor is calculated as 10% of the greater of plan assets or projected benefit obligations). Under this method of accounting, the amortization period is approximately half that of most other companies in Honeywell’s peer group. As a result, it is more difficult to compare the company’s reported earnings to peer companies, particularly in the current low interest rate environment. In contrast, the new method of accounting for pension expense will recognize any gains and losses outside the corridor annually in a mark-to-market adjustment. Honeywell’s independent auditors have agreed as to the preferability of this change, and importantly International Financial Reporting Standards (IFRS) utilize a MTM methodology for pension accounting.

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Pension Accounting Change - 2

     Going forward, Honeywell’s pension expense will be accounted for separately in two elements: 1) ongoing pension expense recorded quarterly comprising service and interest costs and assumed returns on plan assets; and 2) any mark-to-market gains and losses recognized annually, in the fourth quarter of each year, consisting of amounts outside the corridor driven by changes in discount rates and/or the difference between actual and assumed returns on plan assets.

     “We think the difference in our reported pension expense relative to our peer group using our current accounting masks the underlying strength of our businesses,” said Honeywell Senior Vice President and Chief Financial Officer Dave Anderson. “We believe the adoption of MTM accounting will enable investors to more clearly evaluate the company’s operating performance by isolating annually any possible pension gains or losses outside the corridor through a MTM adjustment. As a result, this will enable a clearer picture of possible pension expense variability, which will provide greater clarity regarding Honeywell’s operating performance and financial outlook.”

     The change in accounting will be applied retrospectively to prior periods (see attached exhibits). Had this new accounting methodology been in effect, it would have reduced net income previously estimated for 2010 by approximately $512 million (or $0.66 per share), reported net income in 2009 by approximately $605 million (or $0.80 per share), and reported net income in 2008 by approximately $1,986 million (or ~$2.68 per share) – see table below.

EPS	2010E	2009		2008
Previous Guidance / Reported	$2.52	$2.85		$3.76
Net Accounting Change Impact	$(0.66)	$(0.80)	~	$(2.68)
Revised Guidance / Reported	$1.86	$2.05		$1.08

     “We estimate that there will be approximately $7.5 billion of deferred losses at the end of 2010 that would otherwise be amortized in future periods under current accounting,” continued Anderson. “By adopting MTM, we will be recognizing approximately $5.5 billion of those deferred losses in 2010 and prior periods with approximately $2 billion remaining in the corridor. As a result, our 2011 pension expense guidance is reduced by $1 billion, from approximately $1.2 billion under current accounting to approximately $200 million utilizing MTM accounting, excluding any MTM adjustment. Importantly, with interest rates forecast to rise over the next year, this will mitigate any potential MTM adjustment in 2011. Finally, the accounting change has no impact on Honeywell’s underlying operating earnings, shareowners’ equity, cash flows, or pension funded status.”

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Pension Accounting Change - 3

Pension Funding Strategy

     The company reiterated its plan to contribute $600 million in cash to the U.S. plan in the fourth quarter of 2010, bringing total 2010 contributions to $1 billion. The company also announced its intention to contribute an additional $1 billion in cash to the U.S. plan in 2011.

     “Honeywell is planning steps to achieve fully-funded status over the next few years,” continued Anderson. “Given today’s low interest rates, it’s an opportune time to access the credit markets and contribute cash to the U.S. plan. In the future, as we approach a fully-funded status, we will evaluate our pension asset allocation with the objective of reducing pension expense variability going forward. We view the funding strategy, asset allocation, and adoption of MTM accounting as a comprehensive approach to pension management.”

Revised 2010 Guidance

     The adoption of the new pension accounting policy impacts Honeywell’s financial guidance for the full year and fourth quarter of 2010. Earnings per share for 2010 are now expected to be approximately $1.86 per share including both elements of pension expense under MTM accounting, versus the prior estimate of approximately $2.52. The company’s earnings per share estimate includes an anticipated fourth quarter mark-to-market accounting adjustment of $1.12 per share. Fourth quarter earnings per share including the mark-to-market accounting adjustment is expected to be a loss of approximately $0.25 per share on a reported basis versus the company’s prior estimate of approximately $0.78 per share. Excluding the impact of the accounting change announced today, the revised guidance for both the full year and fourth quarter of 2010 is the same as the company’s prior earnings estimates. The company’s 2010 full year guidance for sales of approximately $33 billion, and free cash flow of approximately $3.5 billion (cash flow from operations of approximately $4.1 billion), is unchanged.

     Honeywell will discuss the announced change in pension accounting and its pension funding strategy during its investor conference call today starting at 8:00 a.m. EST. To participate, please dial (719) 325-4867 a few minutes before the 8:00 a.m. EST start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the conference call from 11:00 a.m. EST, November 16, until midnight, November 23, by dialing (719) 457-0820. The access code is 4758115.

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Pension Accounting Change - 4

     Honeywell International (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

     This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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Pension Accounting Change – 5

Current and Revised Pension Accounting

(Unaudited, dollars in millions except per share amounts)

		Full Year

	2008[1]	2009[1]	2010E2

Current Accounting

Ongoing Pension Income/(Expense)	70	53	(83)
Amortization	(47)	(161)	(708)

Pension Income/(Expense)	23	(108)	(791)

Income from Continuing Operations Before Taxes	3,821	2,978	2,693
Tax (Expense)/Benefit	(1,009)	(789)	(714)

Net Income	2,812	2,189	1,979
Net Income Attributable to Noncontrolling Interest	20	36	14

Net Income Attributable to Honeywell	2,792	2,153	1,965

EPS	3.76	2.85	2.52

		Full Year

	2008[1]	2009[1]	2010E2

MTM Accounting

Ongoing Pension Income/(Expense)	92	(296)	(207)
4Q MTM Adjustment	(3,290)	(741)	(1,411)

Pension Income/(Expense)	(3,198)	(1,037)	(1,618)

Income from Continuing Operations Before Taxes	600	2,049	1,866
Tax (Expense)/Benefit	226	(465)	(399)

Net Income	826	1,584	1,467
Net Income Attributable to Noncontrolling Interest	20	36	14

Net Income Attributable to Honeywell	806	1,548	1,453

EPS	1.08	2.05	1.86

1- Utilizes weighted average shares outstanding for the period.
2- Assumes weighted average shares outstanding of 780 million for 2010 guidance.

Pension Accounting Change – 6

Current and Revised Pension Accounting

(Unaudited, dollars in millions except per share amounts)

	2009					2010E

	Q1[1]	Q2[1]	Q3[1]	Q4[1]	FY1	Q1[1]	Q2[1]	Q3[1]	Q4E2	FYE[2]

Current Accounting

Ongoing Pension Income/(Expense)	9	16	10	18	53	(24)	(13)	(20)	(26)	(83)
Amortization	(36)	(45)	(40)	(40)	(161)	(176)	(178)	(177)	(177)	(708)

Pension Income/(Expense)	(27)	(29)	(30)	(22)	(108)	(200)	(191)	(197)	(203)	(791)

Income from Continuing Operations Before Taxes	543	626	798	1,011	2,978	553	648	705	787	2,693
Tax (Expense)/Benefit	(144)	(166)	(179)	(300)	(789)	(160)	(172)	(208)	(174)	(714)

Net Income	399	460	619	711	2,189	393	476	497	613	1,979
Net Income Attributable to Noncontrolling Interest	2	10	11	13	36	7	8	(2)	1	14

Net Income Attributable to Honeywell	397	450	608	698	2,153	386	468	499	612	1,965

EPS	0.54	0.60	0.80	0.91	2.85	0.50	0.60	0.64	0.78	2.52

	2009					2010E

	Q1[1]	Q2[1]	Q3[1]	Q4[1]	FY1	Q1[1]	Q2[1]	Q3[1]	Q4E2	FYE[2]

MTM Accounting

Ongoing Pension Income/(Expense)	(74)	(76)	(77)	(69)	(296)	(51)	(47)	(51)	(58)	(207)
4Q MTM Adjustment	0	0	0	(741)	(741)	0	0	0	(1,411)	(1,411)

Pension Income/(Expense)	(74)	(76)	(77)	(810)	(1,037)	(51)	(47)	(51)	(1,469)	(1,618)

Income from Continuing Operations Before Taxes	496	579	751	223	2,049	702	792	851	(479)	1,866
Tax (Expense)/Benefit	(119)	(138)	(148)	(60)	(465)	(206)	(218)	(255)	280	(399)

Net Income	377	441	603	163	1,584	496	574	596	(199)	1,467
Net Income Attributable to Noncontrolling Interest	2	10	11	13	36	7	8	(2)	1	14

Net Income Attributable to Honeywell	375	431	592	150	1,548	489	566	598	(200)	1,453

EPS	0.51	0.57	0.77	0.20	2.05	0.63	0.73	0.76	(0.25)	1.86

1- Utilizes weighted average shares outstanding for the period.

2- 2010 Q4E and FYE assume weighted average shares outstanding of 790 and 780 million, respectively.

Pension Accounting Change – 7

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, dollars in millions)

	2010 Guidance

Cash provided by operating activities	~$	4,100

Expenditures for property, plant and equipment	~$	600

Free cash flow	~$	3,500

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Earnings per share to Earnings per share, excluding the mark-to-market pension adjustment (Unaudited)

	Three Months Ended December 31, 2010 Guidance[1]		2010 Guidance[1]

Earnings per share of common stock - assuming dilution	~($	0.25)	~$	1.86

Mark-to-market pension adjustment[2]	~$	1.10	~$	1.12

Earnings per share of common stock - assuming dilution, excluding mark-to-market pension adjustment	~$	0.85	~$	2.98

1- Assumes weighted average shares outstanding of 790 and 780 million for the three months ended December 31, 2010 Guidance and 2010 Guidance, respectively.
2- Assumes a blended global statutory tax rate of 38.1% for 2010 guidance.

We believe that earnings per share of common stock - assuming dilution, excluding the mark-to-market pension adjustment is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.